Exhibit 10.07

September 2, 2011

Andy Brown

Dear Andy,

On behalf of Chegg (the “Company”), I am very excited to offer you the position of Chief Financial Officer. Speaking for myself, as well as the Company’s Board of Directors (the “Board”), and the other members of the Company’s management team, we are all very impressed with you and what you will bring to the Company. We believe that with your background, you will make significant contributions to the success of the Company.

The terms of your new position with the Company are as set forth below:

1.	Position.

You will become the Chief Financial Officer of the Company, working out of the Company’s offices in Santa Clara, California. As the Company’s Chief Financial Officer, you will perform the duties and responsibilities customary for such position and such other related duties as are assigned to you by the Company’s Chief Executive Officer. You will report to the Company’s Chief Executive Officer. While employed by the Company, except with the written approval of the Board, you will not actively engage in any other employment, occupation or consulting activity; provided, however, that you may serve as a member of the board of directors of another corporation in accordance with the Company’s policies.

Start Date. You will commence this new position with the Company on no later than October 3, 2011.

2.	Compensation.

Base Salary. You will be paid a monthly salary of $25,000 minus applicable withholdings, which is equivalent to $300,000 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).

Cash Bonus Program. You will be eligible for an annual cash bonus of up to 30% of your annual base salary by meeting performance objectives mutually agreed to by yourself and the Company’s Chief Executive Officer.

3.	Stock Options and Restricted Stock Units.

Initial Option Grant. In connection with the commencement of your services, the Company will recommend that the Board grant you an option to purchase 700,000 (seven hundred thousand) shares of Common Stock, with an exercise price equal to the fair market value of the Common Stock of the Company on the date of the grant (the “Initial Option”). The Initial Option will vest and become exercisable, contingent on your continued employment with the Company on each respective vesting date, over a period of 4 years as follows: one year after the date on which you commence employment with the Company (the “Start Date”), 25% of the shares subject to the Initial Option will vest; thereafter, the remaining shares will vest on a monthly schedule of 1/36 of the total number of remaining unvested shares subject to the Initial Option upon the completion of each month of your continued employment with the Company. The Initial Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Option Plan and the Stock Option Agreement between you and the Company, which you will be required to execute as a condition of the grant.

Chegg®, Inc. www.chegg.com	2350 Mission College Blvd., Suite 1400, Santa Clara, CA 95054 CONFIDENTIAL INFORMATION	408.855.4400

Restricted Stock Unit Grant. In addition to the Initial Option, the Company will grant you 150,000 (one hundred fifty thousand) restricted stock units (the “RSUs”). The RSUs shall vest as follows:

(i) If the Company completes an initial public offering ("IPO") on or before one year from your Start Date, the RSUs shall “vest” pursuant to the following schedule: 20% six (6) months after the IPO date, 20% twelve (12) months after the IPO date, 20% eighteen (18) months after the IPO date, 20% twenty four (24) months after the IPO date and 20% thirty (30) months after the IPO date.

(ii) If the Company does not complete an IPO within one year from your Start Date, the RSUs shall “vest” pursuant to the following vesting schedule: 20% twelve (12) months after your Start Date; 20% eighteen (18) months after your Start Date; 20% twenty-four (24) months after your Start Date; 20% thirty (30) months after your Start Date; and 20% thirty-six (36) months after your Start Date. .

Subject to Paragraph 9 below, the Company shall distribute the "vested" RSUs to you on the earlier of (a) six months following an IPO or (b) upon a Change of Control (as defined in Paragraph 7 below), whether such IPO or Change of Control occurs during your employment or following your termination or resignation.

4.	Benefits.

Insurance Benefits. The Company will provide you with the standard medical and dental insurance benefits available to other employees of the Company.

5.	At-Will Employment.

Your employment with the Company shall be for no specified period or term and may be terminated by you or by the Company at any time for any or no reason, with or without cause, as long as written notice is provided. The Company requests that you provide thirty (30) days written notice of your intention to resign. The “at-will” nature of your employment may only be changed by an express written agreement that is signed by you and by the Chief Executive Officer of the Company.

6.	Termination of Employment.

If you voluntarily resign your employment with the Company other than for Good Reason (as defined below) or if the Company terminates your employment for Cause (as defined below), at any time, you will receive your base salary, as well as any accrued but unused vacation (if applicable), earned through the effective resignation or termination date, and no additional compensation. A termination of your employment due to your death or your disability (as such term is defined in Section 22(e)(3) of the tax code) will be deemed a voluntary resignation by you.

If the Company terminates your employment without Cause, or you resign your employment with the Company for Good Reason, the Company will provide written notice of termination, and will pay you all base salary and accrued but unused vacation that is earned through the effective date of your termination or resignation. In addition, conditioned on your (a) signing and not revoking a release of any and all claims, in a form substantially similar to the form enclosed with this letter (the “Release”), and (b) returning to the Company all of its property and confidential information that is in your possession, you will receive the following benefits:

(i) A lump sum payment equal to your then current annual base salary (the “Cash Severance”), payable no later than thirty (30) days following your execution of the Release and delivery of that Release to the Company;

(ii) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then the Company shall pay your monthly premium under COBRA until the earlier of (x) 12 months, or (y) the date upon which you commence full time employment or consulting services with an entity other than the Company and you are eligible for participation in any health insurance program provided by such entity; and

Chegg®, Inc. www.chegg.com	2350 Mission College Blvd., Suite 1400, Santa Clara, CA 95054 CONFIDENTIAL INFORMATION	408.855.4400

(iii) Your unvested options and RSUs will vest as follows: (a) you will immediately vest on the termination or resignation date in fifty percent (50%) of the then unvested portion of the Initial Option and all other stock options then held by you and (b) you will immediately “vest” on the termination or resignation date in fifty percent (50%) of all unvested RSUs.

Subject to Paragraph 9 below, the Company shall settle vested RSUs to you on the earlier of (a) the six months following an IPO or (b) upon a Change of Control (as defined below), whether such IPO or Change of Control occurs during your employment or following your termination or resignation.

You will notify the Company in writing within 5 days of your acceptance of an offer of employment or a consulting position with any entity other than the Company.

Cause. For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of the Company within thirty (30) days after written notice to you of such violations and/or failure to comply; (ii) a material violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any State; (iv) fraud or material misappropriation of property belonging to the Company or its affiliates; (v) a material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer and failure to correct or cure such material breach within thirty (30) days after written notice to you of such breach; or (vi) your material misconduct or gross negligence in connection with the performance of your duties.

Good Reason. You may terminate your employment with the Company for Good Reason if, without your written consent, any of the following occurs: (i) you are no longer the Chief Financial Officer of the Company, (ii) the Company makes any material change or reduction in your duties as Chief Financial Officer or assigns you any duties inconsistent with your position, responsibilities, authority or status, (iii) the Company reduces your then-current annual base compensation (other than a similar reduction that applies to the Company’s other senior executives), or (iv) the Company relocates you to a primary work location more than 50 miles from the Company’s principal office in Santa Clara, California. In the event of one of the forgoing, you are entitled to the same terms as if the Company terminated your employment for a reason other than Cause. In order to invoke a termination for Good Reason, you must notify the Company in writing within 60 days of the event’s occurrence that you believe constitutes a Termination for Good Reason and give the Company 30 days to remedy the event giving rise to your termination for Good Reason, after which, if the Company has not so remedied such event, then you must terminate employment with the Company.

7.	Change of Control.

If there is a Change of Control (as defined below), and the Company terminates your employment without Cause or you resign your employment for Good Reason within twelve (12) months following the Change of Control, then conditioned upon your execution of the Release, you will receive the benefits provided in Paragraphs 6(i) and (ii) above, as well as the following accelerated vesting benefits:

(i) You will immediately “vest” on the termination or resignation date in fifty percent (50%) of all unvested options granted under the Initial Option provided in Paragraph 3 above; and

(ii) You will immediately “vest” on the termination or resignation date in fifty percent (50%) of all unvested RSUs granted under Paragraph 3 above. Subject to Paragraph 9 below, the Company shall distribute vested RSUs to you on the earlier of (a) six (6) months following an IPO or (b) upon a Change of Control (as defined below), whether such IPO or Change of Control occurs during your employment or following your termination or resignation.

Change of Control. “Change of Control” shall be defined as (i) merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all equity of the Company would be transferred by the holders of the Company’s outstanding shares (excluding a reincorporation to effect a change in domicile);

Chegg®, Inc. www.chegg.com	2350 Mission College Blvd., Suite 1400, Santa Clara, CA 95054 CONFIDENTIAL INFORMATION	408.855.4400

(ii) a sale of all or substantially all of the assets of the Company; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which the Company’s stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty percent (50%) of the voting equity securities of the surviving corporation or its parent.

8.	Confidential Information and Invention Assignment Agreement.

As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company you will need to sign the Company’s standard “Employee Confidentiality Agreement” as a condition of your employment, a copy of which is enclosed.

9.	Section 409A.

To the extent (a) any payments or benefits to which you become entitled under this agreement, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the tax code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the tax code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the tax code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Paragraph shall be paid to you in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-l(b)(4) (as a “short-term deferral”).

10.	No Inconsistent Obligations.

By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter. You also represent and warrant that you will not use or disclose, in connection with your employment by the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest, and that your employment by the Company will not infringe upon or violate the rights of any other person or entity. You represent and warrant to the Company that you have returned all property and confidential information relating to any prior employers.

We are all delighted to be able to extend this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and also sign the enclosed Employee Confidentiality Agreement, and return both to me. A duplicate original is enclosed for your records. This letter agreement, together with the Employee Confidentiality Agreement and any stock option and purchase agreements, sets forth our entire agreement and understanding regarding the terms of your employment with Company and supersedes any prior representations or agreements, whether written or oral (including that certain offer letter also dated as of the date hereof). This letter agreement may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you. This offer, if not accepted, will expire at close of business on September 9, 2011.

Chegg®, Inc. www.chegg.com	2350 Mission College Blvd., Suite 1400, Santa Clara, CA 95054 CONFIDENTIAL INFORMATION	408.855.4400

This offer is contingent on the successful completion of a background check and final reference checking and the approval of the Board.

Sincerely,

CHEGG, INC.

Dan Rosensweig

Chief Executive Officer

Enc.	Employee Confidentiality Agreement
Intellectual Property Rights Agreement

Agreed and Accepted October 2, 2011

/s/ Andy Brown
Andy Brown

Chegg®, Inc. www.chegg.com	2350 Mission College Blvd., Suite 1400, Santa Clara, CA 95054 CONFIDENTIAL INFORMATION	408.855.4400